Exhibit 10.3

U.S. XPRESS ENTERPRISES, INC.

2018 OMNIBUS INCENTIVE PLAN

STOCK OPTION AWARD NOTICE

Grantee:	[Name]
Type of Award:	Non-Qualified Stock Option
Number of Shares:	[Number]
Exercise Price Per Share	As set forth on Schedule A
Date of Grant:	[Date]
Expiration Date:	[Date]

1.    Grant of Option. This Award Notice serves to notify you that the Compensation Committee (the “Committee”) of the Board of Directors of U.S. Xpress Enterprises, Inc. (“USX”) hereby grants to you, under USX’s 2018 Omnibus Incentive Plan (the “Plan”), an option (the “Option”) to purchase, on the terms and conditions set forth in this Award Notice and the Plan, up to the number of shares set forth above (the “Option Shares”) of the Company’s Class A Common Stock (the “Award”), par value $.01 per share (the “Common Stock”), at the price per share set forth above. The Plan is incorporated herein by reference and made a part of this Award Notice. A copy of the Plan is included with this Award Notice, if it has not previously been provided to you, and is available from the office of USX’s Corporate General Counsel upon request.  You should review the terms of this Award Notice and the Plan carefully. The capitalized terms used in this Award Notice that are not defined herein have the meanings as defined in the Plan.

2.     Term.  Unless the Option is previously terminated pursuant to the terms of this Award Notice, the Option will expire at the close of business on the expiration date set forth above (the “Expiration Date”).

3.    Vesting; Forfeiture; Limitation on Exercise. Subject to the terms set forth in this Award Notice, the Plan, and the Policy (as defined below), provided you are still in the employment or service of USX or any Subsidiary at that time, the Option represented by the Award will vest and become exercisable as of the Vesting Date set forth in Schedule B hereto. In the event of your death or “Disability” prior to the complete vesting of the Award, any unvested portion of the Award will be accelerated as of the date of your death or Disability and you or your designated beneficiary, or, in the absence of such beneficiary, your duly qualified personal representative, will have until the earlier of (a) the date which is 365 days following the date of such death or Disability and (b) the Expiration Date, to exercise all such Options, at which time they will expire regardless of death or Disability. The term “Disability” means you are permanently and totally disabled within the meaning of Section 22(e)(3) of the Code. Subject to the terms set forth in this Award Notice, and except as otherwise provided in this Section 3 and Section 6, in the event that your employment or service to USX or any Subsidiary is terminated by USX or any Subsidiary with Cause (as defined below) prior to the complete vesting of the Award, the unvested portion of the Award will be forfeited as of the date of such termination and any vested but unexercised portion of the Award will be forfeited as of the date of such termination as well. In the event your employment or service to USX or any Subsidiary is terminated by USX or any Subsidiary without Cause or in the event you voluntarily terminate your employment or service to USX or any Subsidiary, any unvested portion of the Option will be forfeited as of the date of such termination and you may thereafter exercise any vested portion of the Award until the earlier of (a) the date which is ninety (90) days following the date of such termination and (b) the Expiration Date, at which time such vested portions of the Award will expire. In the event of your retirement prior to the Vesting Date, the Award will continue to be eligible for vesting on the applicable Vesting Date and you will have until the earlier of (a) the date which is four (4) years following the date of your retirement and (b) the Expiration Date, to exercise such Awards before they expire, provided such Award has been outstanding for at least 180 days prior to your retirement. Any unvested Options granted within the 180 days prior to your retirement date will be forfeited. The term “retirement” as used in this Award Notice means (i) at the date of such retirement you are at least sixty-two (62) years of age, (ii) at the date of such retirement you have had at least ten (10) years of service to USX or a Subsidiary, and (iii) following retirement you do not provide any employment, consulting, agent, or independent contractor services to any person or entity (other than consulting services provided to USX or a Subsidiary) of any material nature, as determined in the sole discretion of USX either at the time of retirement or thereafter through any vesting of an Award. In the event that the vesting of the Award is more beneficial to you upon termination of your employment or service to USX or any Subsidiary under the terms of any employment or severance agreement you may have with USX or any Subsidiary than the terms hereof, the terms of such employment or severance agreement will apply.

4.    Exercise.

(a)    Method of Exercise. To the extent exercisable under Section 3 above, the Option may be exercised in whole or in part, provided that the Option may not be exercised for less than one (1) share of Common Stock in any single transaction.  The Option will be exercised by your giving written notice of such exercise to the Company specifying the number of Option Shares that you elect to purchase and the Exercise Price to be paid.  Upon satisfaction of the vesting requirements detailed herein, and upon further determining that compliance with this Award Notice has occurred, including compliance with such reasonable requirements as USX may impose pursuant to the Plan, Section 10 of this Award Notice or otherwise, and upon payment of the Exercise Price, the Company will issue to you a certificate or do book entry registration for the Option Shares purchased on the earliest practicable date (as determined by the Company) thereafter.

(b)    Payment of Exercise Price.  The Exercise Price may be paid as follows:

(i)      In United States dollars in cash or by check, bank draft, or money order payable to the Company;

(ii)     At the sole discretion of the Committee, through the delivery of shares of Common Stock with an aggregate Fair Market Value (as defined in the Plan) at the date of such delivery equal to the Exercise Price;

(iii)    Subject to any and all limitations imposed by the Committee from time to time (which may not be uniform), through a “cashless exercise,” whereby you (A) irrevocably instruct a broker or dealer acceptable to USX to sell, on your behalf, shares of Common Stock to be issued upon exercise pursuant to this Award Notice and to deliver cash sale proceeds therefrom to USX in payment of the Exercise Price, and (B) direct USX to deliver shares of Common Stock to be issued upon such exercise directly to such broker or dealer;

(iv)    At the sole discretion of the Committee, through the surrender of part of the Option or other exercisable options having a difference between (A) the exercise price of such surrendered Options and (B) the Fair Market Value (as defined in the Plan) of the Common Stock equal to the Exercise Price;

(v)     Any other method approved or accepted by the Committee in its sole discretion, subject to any and all limitations imposed by the Committee from time to time (which may not be uniform); or

(vi)    At the sole discretion of the Committee, in any combination of Sections 4(b)(i), 4(b)(ii), 4(b)(iii), 4(b)(iv), and 4(b)(v) above.

The Committee in its sole discretion will determine acceptable methods for surrendering Common Stock or options as payment upon exercise of the Option and may impose such limitations and conditions on the use of Common Stock or options to exercise the Option as it deems appropriate.  Among other factors, the Committee will consider the restrictions of Rule 16b-3 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act, and any successor laws, rules, or regulations.

(b)    Withholding. The exercise of the Option is conditioned upon your making arrangements satisfactory to USX for the payment to USX, or its designated agent, of the amount of all taxes required by any governmental authority to be withheld and paid over by USX to the governmental authority on account of the exercise. The payment of such withholding taxes to USX, or its designated agent, may be made by one or any combination of the following methods: (i) in cash or by check; (ii) by USX withholding such taxes from any other compensation owed to you by USX or any Subsidiary; (iii) pursuant to a cashless exercise program contemplated in Section 4(b)(iii) above, (iv) an irrevocable election by you to surrender to USX, or its designated agent, a number of shares of Common Stock sufficient to satisfy the withholding tax obligation; or (v) any other method approved or accepted by the Committee in its sole discretion, subject to any and all limitations imposed by the Committee from time to time (which may not be uniform).

5.    Effect of Breach of Certain Covenants.

(a)    In General. If you engage in the conduct described in subsection (c) of this Section 5, or you are terminated for cause (as such term is defined in your employment agreement) under your employment agreement, as applicable, then, unless the Committee determines otherwise you immediately forfeit, effective as of the date you engage in such conduct, both the unvested portion of the Award and any vested but unexercised portion of the Award.

(b)    Set-Off. By accepting the Award, you consent to a deduction from any amounts USX or any Subsidiary owes you from time to time (including, but not limited to, amounts owed to you as wages or other compensation, fringe benefits, or vacation pay), to the extent of the amount that you owe USX under subsection (a) of this Section 5. USX may elect to make any set-off in whole or in part. If USX does not recover by means of a set-off the full amount that you owe USX, you will immediately pay the unpaid balance to USX.

(c)    Conduct. You hereby agree that you will not, without the written consent of USX, either during your employment by or service to USX or any Subsidiary or thereafter, disclose to anyone or make use of any confidential information which you acquired during your employment or service relating to any of the business of USX or any Subsidiary, except as such disclosure or use may be required in connection with your work as an employee or consultant of USX or any Subsidiary. During your employment by or service to USX or any Subsidiary, and for a period of 180 days after the termination of such employment or service, (unless your employment agreement specifies a time period longer than 180 days, in which case such longer time period will apply), you will not, either as principal, agent, consultant, employee, stockholder or otherwise, engage in any work or other activity in direct competition with USX or any Subsidiary. (For purposes of this Section 5, you will not be deemed a stockholder of any company subject to the periodic and other reporting requirements of the Exchange Act, if your record and beneficial ownership of any such company amount to not more than five percent of the outstanding capital stock of any such company.) The non-competition covenant of this Section 5 applies separately in the United States and in other countries. Your breach of the covenant of this subsection (c) or a termination for cause (as such term is defined in your employment agreement) under your employment agreement, as applicable, will result in the consequences described in this Section 5.

6.    Effect of Change in Control.

(a)    In General. Provided this Award has been assumed, substituted, or otherwise continued by a successor or acquiring company in the event of a Change in Control (as defined below), and if, during the 365 days following a Change in Control (unless your employment agreement specifies a longer time period, in which case such longer time period will apply), USX or its successor terminates your employment without Cause (as defined below) or you voluntarily terminate your employment for Good Reason (as defined below) (each a “Qualifying Termination”), then any unvested portion of this Award will immediately vest in full on the date of the occurrence of such Qualifying Termination and you will have until the earlier of (i) ninety (90) days following the date of such Qualifying Termination and (b) the Expiration Date, to exercise such Options, at which time such Options will expire. If this Award is not assumed, substituted, or otherwise continued by a successor or acquiring company in the event of a Change in Control, then any unvested portion of this Award will immediately vest in full and automatically be deemed exercisable as of immediately prior to such Change in Control. In accordance with Section 6.2 of the Plan, the Committee, in its discretion, may determine that, upon the occurrence of a Change in Control, each Option outstanding shall terminate upon such Change in Control and that each Participant shall receive, with respect to each Option Share, an amount equal to the excess of the per share amount (or value of property per share) payable to holders of Common Stock in connection with the Change in Control (if applicable), or the Fair Market Value of such Option Share immediately prior to the occurrence of such Change in Control, over the Exercise Price; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine.

(b)    “Change in Control” Defined.  The term “Change in Control” will be deemed to have occurred when:

(i)     Any “person” as defined in Section 3(a)(9) of the Exchange Act, and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act (but excluding USX and any Subsidiary and any employee benefit plan sponsored or maintained by USX or any Subsidiary (including any trustee of such plan acting as trustee)), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of securities of USX representing 35% or more of the combined voting power of USX’s then outstanding securities (other than indirectly as a result of USX’s redemption of its securities); provided, however, that in no event will a Change in Control be deemed to have occurred under this Section 6(b)(i) so long as (x) the combined voting power of shares beneficially owned by (A) USX’s executive officers (as defined in Rule 16a-1(f) under the Exchange Act) then in office (the “Executive Officer Shares”), (B) members of the Max Fuller and Anna Marie Quinn families and their lineal descendants (the “Founder Shares”), and (C) the shares beneficially owned by any other members of a “group” that includes the Founder Shares and/or a majority of the Executive Officer shares, exceeds 75% of the combined voting power of USX’s current outstanding securities and remains the person or group with beneficial ownership of the largest percentage of combined voting power of USX’s outstanding securities and (y) USX remains subject to the reporting requirements of the Exchange Act; or

(ii)     The consummation of any merger or other business combination of USX, a sale of 51% or more of USX’s assets, liquidation or dissolution of USX or a combination of the foregoing transactions (the “Transactions”) other than a Transaction immediately following which either (x) the stockholders of USX and any trustee or fiduciary of any USX employee benefit plan immediately prior to the Transaction own at least 51% of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser of or successor to USX’s assets; (C) both the surviving corporation and the purchaser in the event of any combination of Transactions; or (D) the parent company owning 100% of such surviving corporation, purchaser or both the surviving corporation and the purchaser, as the case may be ((A), (B), (C) or (D), as applicable, the “Surviving Entity”) or (y) the Incumbent Directors, as defined below, shall continue to serve as a majority of the board of directors of the Surviving Entity without an agreement or understanding that such Incumbent Directors will later surrender such majority; or

(iii)     Within any 365 day period, the persons who were directors immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to USX, including any Surviving Entity. For this purpose, any director who was not a director at the beginning of such period will be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of, or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who commenced or threatened to commence an election contest or proxy solicitation by or on behalf of a person (other than the Board) or who has entered into an agreement to effect a Change in Control or expressed an intention to cause such a Change in Control).

(c)    “Cause” Defined.  With respect to termination of your employment by USX or its successor, the term “Cause” will mean:

(i)        your falsification of the accounts of USX or any Subsidiary, embezzlement of funds or other assets of USX or any Subsidiary, or other similar fraud or dishonesty with respect to USX or any Subsidiary or any of its affiliates that causes or could reasonably be expected to cause actual harm to USX or any Subsidiary or any of its affiliates;

(ii)       any material breach of your employment agreement which, if capable of cure, is not cured within ten (10) days of receipt of written notice of such breach by you;

(iii)     conviction of, or entry of a plea of guilty or nolo contendere to charges of, any crime involving moral turpitude (defined as a crime involving obscenity, crimes of a sexual nature, or crimes punishable by death or more than one year of imprisonment (it being understood that, for instance, violation of a motor vehicle code does not constitute such crime)) or crimes of dishonesty;

(iv)     conviction of, or entry of a plea of guilty or nolo contendere to charges or, any felony or other crime which has or may have a materially adverse effect on your ability to carry out your duties under your employment agreement or on the reputation or business activities of USX or any Subsidiary or its affiliates;

(v)       actions or failures to act constituting negligence by you in the performance of your duties under your employment agreement or failure by you to perform your duties under your employment agreement, each after you have not cured such actions or failure to act within thirty (30) days after written request by the Board of Directors of USX to do so;

(vi)      your breach of a fiduciary duty owed to USX or any Subsidiary, its stockholders, or any of its affiliates involving duty of care, duty of loyalty, corporate opportunity, or similar doctrines as determined in good faith by the Board; and

(vii)     any disparagement of USX or any Subsidiary, its affiliates, or their officers or directors.

The Board’s determination of “Cause” will be binding on you.

(d)    “Good Reason” Defined. The term “Good Reason” will mean the occurrence of any of the following, without your express written consent, at any time within 365 days following a Change in Control (unless your employment agreement specifies a longer time period, in which case such longer time period will apply); provided that you give USX notice of such Good Reason condition within thirty (30) days of its occurrence and USX has not cured such condition within a subsequent sixty (60) day period:

(i)        a material reduction in your base salary, other than a general reduction in base salary that affects all similarly situated employees or executives, as applicable, in substantially the same proportions;

(ii)       a material reduction in your annual bonus opportunity, other than a general reduction that affects all similarly situated employees, executives, or directors, as applicable, in substantially the same proportions;

(iii)      a relocation of your principal place of employment to another state or by more than 50 miles;

(iv)      any material breach by USX of your employment agreement;

(v)       USX’s failure to obtain an agreement from any successor company to assume and agree to perform your employment agreement in the same manner and to the same extent that USX would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(vi)      a material, adverse change in your title, authority, duties, or responsibilities (other than temporarily while you are physically or mentally incapacitated or as required by applicable law) taking into account USX’s size, status as a public company, and capitalization; or

(vii)     a material, adverse change in the reporting structure applicable to you.

7.    Nonassignability. The Options may not, except as otherwise provided in the Plan, be sold, alienated, assigned, transferred, pledged or encumbered in any way prior to the vesting of such Options, whether by operation of law or otherwise, except by will or the laws of descent and distribution. After vesting, the sale or other transfer of the Option, the Options Shares, and the Common Stock issued upon exercise of the Option will be subject to applicable laws and regulations under the Exchange Act and the Securities Act of 1933, as amended.

8.    Rights as a Stockholder. You will not have any rights as a stockholder with respect to the Option Shares until you become the holder of record of such shares by exercising the Option.  Neither the granting of the Option nor this Award Notice give you any right to remain in the employment or service of USX or any subsidiary.

9.    Rights of USX and Subsidiaries. This Award Notice does not affect the right of USX or any Subsidiary to take any corporate action whatsoever, including without limitation its right to recapitalize, reorganize or make other changes in its capital structure or business, merge or consolidate, issue bonds, notes, shares of Common Stock or other securities, including preferred stock, or options therefor, dissolve or liquidate, or sell or transfer any part of its assets or business.

10.    Restrictions on Issuance of Shares. If at any time USX determines that the listing, registration or qualification of the shares of Common Stock underlying the Award upon any securities exchange or under any federal, state or local law, or the approval of any governmental agency, is necessary or advisable as a condition to the exercise of the Option, the Option may not be exercised in whole or in part unless and until such listing, registration, qualification or approval shall have been effected or obtained free of any conditions not acceptable to USX.

11.    Plan and Policy Control.

(a)    The Award is subject to all of the provisions of the Plan, which is hereby incorporated by reference, and is further subject to all the interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted by the Committee pursuant to the Plan. In the event of any conflict among the provisions of the Plan and this Award Notice, the provisions of the Plan will be controlling and determinative.

(b)    The Award is subject to all of the provisions of the USX recoupment policy (the “Policy”), which is hereby incorporated by reference, and is further subject to all the interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted by the Committee pursuant to the Policy. In the event of any conflict among the provisions of the Policy and this Award Notice, the provisions of the Policy will be controlling and determinative.

12.    Obligation to Maintain Stock Ownership. Your ability to dispose of Option Shares after exercise may be limited by stock ownership guidelines adopted by USX for certain officers and key employees, and USX is authorized to place a restrictive legend on such Option Shares, issue stop-transfer instructions to the transfer agent, or take such other actions as may be advisable, in the Committee’s sole discretion, to enforce such ownership guidelines. Please determine whether you are subject to the guidelines and how many Option Shares may be disposed of prior to attempting to dispose of any shares.

13.    Amendment. Except as otherwise provided by the Plan, USX may only alter, amend or terminate the Award with your consent.

14.    Governing Law. The Award and this Award Notice will be governed by and construed in accordance with the laws of the State of Nevada, except as superseded by applicable federal law.

15.     Language. If you have received this Award Notice or any other document related to the Plan in a language other than English and if the translated version bears a meaning that is different from that of the English version, the English version will control, to the extent permitted by law.

16.    Notices. All notices and other communications to USX, or its designated agent, required or permitted under this Award Notice shall be written, and shall be either delivered personally or sent by registered or certified first-class mail, postage prepaid or return receipt requested, by facsimile or electronically. If such notice or other communication is to USX then it should be addressed to USX’s office at 4080 Jenkins Road, Chattanooga, Tennessee 37421, Attention: Corporate General Counsel; Telephone: (423)-510-3222; Facsimile: (423)-485-6754; Email: lbattersby@usxpress.com. If such notice or other communication is to USX’s designated agent, then it should be addressed and sent in accordance with established procedures. Each such notice and other communication delivered personally will be deemed to have been given when received. Each such notice and other communication delivered by United States mail will be deemed to have been given when it is received, and each such notice and other communication delivered by facsimile or electronically will be deemed to have been given when it is so transmitted and the appropriate answerback is received.

17.    Data Privacy.  You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your employer (if different from USX or its Subsidiaries) (the “Employer”), and USX and its Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan, to the extent permitted by law.

You understand that USX and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in USX, details of all restricted stock or option awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”).  You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative.  You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of stock acquired upon issuance of the Common Stock underlying the Award, to the extent permitted by law.  You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

18.    Electronic Delivery. USX may, in its sole discretion, decide to deliver any documents related to the Award granted under the Plan (or related to future restricted stock awards that may be granted under the Plan) by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, hereby agree to participate in the Plan through an on-line or electronic system established and maintained by USX or another third party designated by USX.

19.    Severability. The provisions of this Award Notice are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable.

ACKNOWLEDGEMENT

The undersigned acknowledges receipt of, and understands and agrees to be bound by, this Award Notice and the Plan. The undersigned further acknowledges that this Award Notice and the Plan set forth the entire understanding between him or her and USX regarding the restricted stock granted by this Award Notice and that this Award Notice and the Plan supersede all prior oral and written agreements on that subject.

Dated:

[Name]

U.S. Xpress Enterprises, Inc.

	By:	/s/ Leigh Anne Battersby
Leigh Anne Battersby
Corporate General Counsel

Schedule A

Exercise Price per Share

Number of Option Shares	Exercise Price per Share

Schedule B

The vesting terms are as follows: